FOR IMMEDIATE RELEASE

CONTACTS:
Nu Skin Enterprises
Charles Allen (investors)
(801) 345-6110, callen@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS RECORD
SECOND QUARTER 2004 RESULTS

Share Repurchase Also Announced

PROVO, Utah — July 27, 2004 — Nu Skin Enterprises, Inc. (NYSE: NUS) reported record quarterly revenue of $284.2 million, an 18 percent increase over the second quarter of 2003. Earnings per share increased 33 percent to $0.28, including the negative impact of a one-time, $1.2 million, non-cash amortization adjustment. Favorable results are attributed to progress in Mainland China, accelerated growth in the company’s U.S. business, beneficial foreign currency fluctuations, and an ongoing emphasis on distributor and customer retention programs. In a separate release, the company also announced today the repurchase of 3.1 million shares of common stock from members of the company’s original stockholder group.

Financial Results

For the quarter ended June 30, 2004, Nu Skin Enterprises’ revenue was $284.2 million compared to $240.7 million in the second quarter of 2003. Net income was $20.3 million and earnings per share were $0.28 for the second quarter compared to net income of $16.8 million and earnings per share of $0.21 for the same period in 2003. Operating results for the second quarter of 2004 include a one-time, non-cash amortization adjustment which negatively impacted earnings by $.01 per share. Earnings for the period were also negatively impacted by foreign currency translation losses of $1.5 million versus foreign currency translation gains of $1.2 million in the second quarter of 2003. Revenue for the quarter was positively impacted 4 percent by favorable foreign currency fluctuations.

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Nu Skin Enterprises
July 27, 2004

For the six months ended June 30, 2004, revenue increased 19 percent over prior-year results to $548.2 million, while net income improved to $34.8 million compared to net income of $29.6 million in the prior year. Earnings per share for the first half of 2004 improved 31 percent to $0.47, up from $0.36 in 2003. Revenue in the first six months was positively impacted 5 percent by favorable foreign currency fluctuations.

“Our largest quarterly revenue in company history comes as a result of our continued focus on key geographies and the positive impact of our global business initiatives,” commented Truman Hunt, president and chief executive officer. “Mainland China posted strong growth with revenue increasing to $29.5 million, a 30 percent sequential increase. The U.S. market had a terrific quarter, driven by year-over-year Pharmanex growth of 47 percent. Japan local currency revenue for the quarter was slightly down from the prior year due to many Japanese leaders focusing their attention on our surging business in China and uncertainty as to how the BioPhotonic Scanner will be implemented in Japan.

“Our distributor and customer retention efforts also paid dividends this quarter. Our global monthly subscription orders grew 57 percent over last year, with 278,000 subscription orders shipped in June,” concluded Hunt.

Regional Results

North Asia. Second quarter revenue in North Asia was $159.5 million, up 6 percent compared to the same period in 2003. Local currency revenue in Japan was down 2 percent, while South Korea experienced year-over-year revenue growth of 6 percent in local currency. The executive and active distributor counts in the region decreased 2 percent and increased 1 percent, respectively, compared to prior-year results.

Greater China. Revenue in Greater China increased 97 percent to $59.2 million for the second quarter, primarily due to more than 400 percent revenue growth in Mainland China. Hong Kong and Taiwan were also up, with year-over-year local currency revenue growth of 71 percent and 4 percent, respectively. The company continued its expansion efforts in China with the recent opening of Qingdao, a city of 2 million people in the Shangdong Province that has a population of 91 million. With this new addition, the company now operates in 23 cities and 8 provinces in China. Hong Kong results were driven by healthy business activity among local distributors as well as an increase in purchases from

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Nu Skin Enterprises
July 27, 2004

China sales representatives. Driven by growth in China, active distributors in the region increased 150 percent, and the executive distributor count was up 117 percent when compared to the second quarter of 2003.

North America. Revenue in North America was $36.0 million, a 9 percent improvement over the second quarter of 2003. Year-over-year comparisons were negatively impacted by revenue in the second quarter of 2003 of approximately $5 million from Big Planet products and services that were eliminated in the third quarter of 2003. The continued focus on retention and customer loyalty efforts – due in part to the positive impact of monthly subscription order programs and the Pharmanex® BioPhotonic Scanner – helped boost results in the United States, with Pharmanex revenue up 47 percent for the quarter. Nu Skin revenue in the United States increased 13 percent in the quarter. The executive and active distributor counts in North America improved 16 percent and 17 percent, respectively, over prior-year results.

South Asia/Pacific. Revenue in South Asia/Pacific was up 13 percent in the second quarter to $20.4 million. Revenue declines in Australia and New Zealand were more than offset by double-digit gains in combined sales from Singapore and Malaysia. Thailand revenue was up 18 percent in local currency year-over-year, but was slightly down sequentially. The second quarter executive count decreased 7 percent and the active distributor count increased 11 percent, compared to the same period in 2003. The decline in executive distributors was due to a high number of executive qualifications in 2003 associated with the China opening.

Other Markets. Revenue from the company’s other markets was up 2 percent to $9.1 million in the second quarter due primarily to improved sales in Latin American markets and favorable currency fluctuations in Europe. Both the executive and active distributor counts in Europe and Latin America increased 7 percent compared to the second quarter of 2003.

Division Results

Nu Skin. Second quarter personal care revenue was $142.9 million in the second quarter, up 28 percent compared to prior-year results and up 23 percent excluding the impact of foreign currency fluctuations. The improvement was primarily due to strong personal care product sales in Mainland China.

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July 27, 2004

Pharmanex. Nutrition revenue increased 17 percent compared to the prior-year period to $135.7 million for the second quarter. Pharmanex revenue was positively impacted by an increased focus on retention programs as well as the rollout of the Pharmanex® BioPhotonic Scanner in several international markets.

Big Planet. Due to the divestiture of unprofitable products and services in the third quarter of 2003, Big Planet revenue decreased to $5.7 million for the second quarter.

Operational Performance

The company’s gross margin improved approximately 200 basis points to 83.3 percent compared to second quarter 2003 results, but remained essentially level sequentially. The year-over-year improvement was due to the discontinuation of low margin Big Planet products and services, strong gross margins in Mainland China, as well as favorable foreign currency exchange rates. Selling expenses as a percent of sales increased 220 basis points to 42.7 percent, but also remained constant on a sequential basis.

General and administrative expenses as a percent of revenue improved nearly 170 basis points over prior-year results to 28.3 percent. This improvement is largely due to leveraging operational efficiencies as revenue increased. Compared to the second quarter of 2003, operating margin improved 160 basis points to 12.3 percent.

General and administrative expenses for the second quarter of 2004 were negatively impacted by a one-time amortization charge of $1.2 million resulting from changes in the amortization of some of the company’s intangible assets. The adjustment resulted from the company’s reevaluation of amortization of intangible assets based upon input from the Securities and Exchange Commission in connection with the review of the company’s resale registration statements. The company also recorded an additional $275,000 of amortization in the second quarter based on these changes and will continue to recognize additional amortization of $275,000 per quarter going forward. The company has filed a request for the registration statements filed in connection with the recapitalization transaction in October 2003 and a private placement by one of the company’s shareholders in 2003 to be declared effective, which it anticipates will occur within the next few days.

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July 27, 2004

The company posted a $2.7 million loss in other income in the quarter due to interest expense and fluctuations in foreign currencies against the U.S. dollar. Earnings per share for the quarter were positively impacted by the repurchase of 10.8 million shares of Class A Common Stock, which occurred in October of 2003. The company’s cash position at the end of the second quarter increased sequentially by $34.4 million to $169.8 million as a result of $44.0 million of cash flow generated from operations in the quarter. The company paid $5.7 million in dividends in the quarter.

Outlook

“Because of the positive impact of the BioPhotonic Scanner in the U.S. and elsewhere, and due to the high growth associated with China, we are confident that we will grow the business in each of our major markets over the next 18 months,” said Hunt.

“In Japan, we confirmed with regulators last week that we will be able to use the Scanner as a non-medical device. This is significant because we can now commence pre-launch marketing efforts and offer individual use of Scanners in Japan, as we do in the United States. Scanners will not be available for individual use in Japan, however, until late November. Until then, we anticipate that many of our Japanese sales leaders will continue to focus on China through the September Greater China convention. Given Japan’s strong third quarter of 2003, we project current-year results to be slightly down in the third quarter, with the year-over-year revenue comparison improving in the fourth quarter. We are confident that the Scanner will trigger growth in Japan in 2005.

“This is also an important quarter in China, as we expect to have better visibility on the direction of new direct selling regulations by the end of September. We continue to focus on sales employee training, as opposed to maximizing revenue growth. And in the third quarter we will host a Greater China convention in Hong Kong, where we expect some 9,000 attendees, with as many as 5,000 of these coming from the mainland. The convention will have a positive impact on Hong Kong results and a negative impact on Mainland China results in the third quarter. We are comfortable, however increasing our China revenue guidance for the year to approximately $120 million,” Hunt continued.

“We currently anticipate favorable changes in regulations that will allow us to compete on a level playing field with our direct selling competitors in China. Even without favorable regulatory changes,

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July 27, 2004

however, we expect the introduction of Pharmanex in early 2005 and the opening of new cities throughout China to enable us to generate approximately $180 million in revenue in 2005.

“We are exceeding our expectations in the United States currently, where we targeted 20 percent growth in Pharmanex and Nu Skin in 2004. We now anticipate growing the United States business approximately 25 percent on a year-over-year basis in the second half of 2004.

“We also see improving results in most of our other markets and continue to make progress on an emerging markets business model. We look forward to opening Israel before year’s end, and target opening Russia in the second half of 2005,” Hunt concluded.

“All things considered, we estimate year-over-year revenue growth of 15 percent in the third quarter, with sales reaching $280 to $285 million,” said Ritch Wood, chief financial officer. “Factoring in the share repurchase we announced in a separate release today and considering a slightly higher level of amortization than previously anticipated, earnings per share should grow in the third quarter to $0.29 to $0.31 per share. For the year, we increase our revenue guidance to approximately $1.13 billion, assuming a yen rate of approximately 110 to the dollar. This would generate earnings per share of $1.10 to $1.14.

“Assuming $180 million in China, and a yen rate of approximately 110 to the dollar, we forecast revenue growth in 2005 of 8 to 10 percent or approximately $1.22 billion to $1.25 billion. This would yield earnings growth in the 20 to 25 percent range, or approximately $1.35 to $1.40 earnings per share,” concluded Wood.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 35 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology products and services under the Big Planet® brand. Nu Skin, Pharmanex and Big Planet are registered trademarks of the company and its affiliates.

Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

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July 27, 2004

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things:(i) the company’s plans to introduce the Pharmanex®BioPhotonic Scanner in many of its international markets, including a fourth quarter 2004 launch in Japan, (ii) the company’s plans to launch its Pharmanex products into China early next year and commence operations in new markets; (iii) financial projections for the third quarter of 2004, the year 2004 and the year 2005; (iv) the company’s anticipated growth in China revenue in 2004 and 2005; (v) the company’s belief that it will grow the business in each of its major markets over the next 18 months; and (vi) the anticipation that the company’s registration statements will be declared effective in the next few days. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) continued regulatory scrutiny in China which has from time to time in the past, and could in the future, negatively impact the company’s business, including the suspension of sales activities in stores and the imposition of fines; (b) any inability of the company to effectively manage rapid growth in China, including training and management of a large employed sales force, and regulatory risks associated with any failure of such sales force to comply with applicable company policies and government regulations; (c) risk that the Chinese government fails to adopt favorable direct selling regulations, or that the company is unable to obtain a direct selling license under these regulations; (d) regulatory risks associated with the Pharmanex® BioPhotonic Scanner, which could delay or inhibit the company’s use of the Scanner if it is determined to be a medical device in any market; (e) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as any continuation or increase in the impact of negative market conditions on the company’s business, material decreases in executive level and active distributors, adverse changes in exchange rates, or the company’s failure to execute effective initiatives in these markets; (f) any failure of planned initiatives or products, including the introduction of the BioPhotonic Scanner in Japan, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (g) adverse publicity related to the company’s business, products or industry; (h) continued competitive pressures in the company’s markets; and (i) the unwillingness of the Securities and Exchange Commission to declare the company’s pending registration statements effective. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including Amendment No. 4 to the company’s most recent registration statement on Form S-3 filed on July 26, 2004. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial Tables to Follow)

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July 27, 2004

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Second Quarters Ended June 30, 2004 and 2003
(in thousands, except per share amounts)

	2004	2003
Revenue:
North Asia	$ 159,545	$ 150,681
Greater China	59,167	30,021
North America	36,046	33,058
South Asia/Pacific	20,410	18,028
Other Markets	9,073	8,932

Total revenue	284,241	240,720

Cost of sales	47,506	45,292

Gross profit	236,735	195,428

Operating expenses:
Selling expenses	121,398	97,492
General and administrative expenses	80,382	72,197

Total operating expenses	201,780	169,689

Operating income	34,955	25,739

Other income (expense), net	(2,702)	965

Income before provision for income taxes	32,253	26,704
Provision for income taxes	11,934	9,880

Net income	$ 20,319	$ 16,824

Net income per share:
Basic	$ 0.28	$ 0.21
Diluted	$ 0.28	$ 0.21

Weighted average number of shares outstanding:
Basic	71,570	80,403
Diluted	73,747	81,561

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Nu Skin Enterprises
July 27, 2004

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income
For the Six Months Ended June 30, 2004 and 2003
(in thousands, except per share amounts)

	2004	2003
Revenue:
North Asia	$ 309,600	$ 284,776
Greater China	106,742	57,074
North America	73,608	65,519
South Asia/Pacific	40,087	35,930
Other Markets	18,192	17,053

Total revenue	548,229	460,352

Cost of sales	91,429	86,901

Gross profit	456,800	373,451

Operating expenses:
Selling expenses	233,980	185,528
General and administrative expenses	164,016	142,470

Total operating expenses	397,996	327,998

Operating income	58,804	45,453

Other income (expense), net	(3,567)	1,541

Income before provision for income taxes	55,237	46,994
Provision for income taxes	20,438	17,387

Net income	$ 34,799	$ 29,607

Net income per share:
Basic	$ 0.49	$ 0.37
Diluted	$ 0.47	$ 0.36

Weighted average number of shares outstanding:
Basic	71,348	80,589
Diluted	73,396	81,890

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Nu Skin Enterprises
July 27, 2004

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets
(in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$ 169,774	$ 122,568
Accounts receivable	16,054	15,054
Inventories, net	87,773	83,338
Prepaid expenses and other	46,953	60,163

	320,554	281,123

Property and equipment, net	64,612	60,528
Goodwill	111,331	118,768
Other intangible assets, net	62,847	67,572
Other assets	58,819	63,068

Total assets	$ 618,163	$ 591,059

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 15,567	$ 18,816
Accrued expenses	93,937	95,068
Current portion of long-term debt	17,733	17,915

	127,237	131,799

Long-term debt	146,457	147,488
Other liabilities	20,608	21,524

Total liabilities	294,302	300,811

Stockholders' equity:
Class A common stock	72	71
Additional paid-in capital	(60,254)	(68,191)
Accumulated other comprehensive loss	(68,873)	(70,849)
Retained earnings	454,925	431,615
Deferred compensation	(2,009)	(2,398)

	323,861	290,248

Total liabilities and stockholders' equity	$ 618,163	$ 591,059

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Nu Skin Enterprises
July 27, 2004

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of June 30, 2004		As of June 30, 2003		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	318,000	15,907	313,000	16,276	1.6%	(2.3%	)
Greater China**	261,000	8,384	104,000	3,861	151.0%	117.1%
North America	126,000	3,157	109,000	2,726	15.6%	15.8%
South Asia/Pacific	69,000	2,040	63,000	2,198	9.5%	(7.2%	)
Other Markets	34,000	1,085	32,000	1,011	6.3%	7.3%

Total	808,000	30,573	621,000	26,072	30.1%	17.3%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

**	Following the opening of the company’s retail business in Mainland China during 2003, active distributors include 191,000 and 36,000 preferred customers in Mainland China and executive distributors include 5,586 and 1,212 employed, full-time sales representatives for the quarters ended June 30, 2004 and 2003, respectively.

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